                                                                 Exhibit 10(l)

                            CODE SHARING AGREEMENT

     This non-exclusive Code Sharing Agreement dated this 26 day of November, 1996 (the "Agreement") and effective November 26, 1996 (the "Effective Date") is entered into by and between HAWAIIAN AIRLINES, INC., a Hawaii corporation, whose business and mailing address is P.O. Box 30008, Honolulu, Hawaii, 96820-0008 ("Hawaiian") and RENO AIR, a Nevada corporation, whose business and mailing address is P. O. Box 30059, Reno, Nevada 89520-3059 ("Reno"). Hawaiian and Reno are sometimes referred to in this Agreement individually as a "Party" or "Carrier," or collectively as the "Parties" or "Carriers."

                                  WITNESSETH:

     WHEREAS, Hawaiian and Reno are each certified air carriers providing air transportation services in their respective areas of operation; and

     WHEREAS, Hawaiian and Reno desire to cooperate in the coordination of schedules by allowing Hawaiian to place its designation code on certain Reno flights as permitted under applicable law, regulations and policy; and

     WHEREAS, Reno and Hawaiian are each willing to perform in the manner and upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

     1.   CODE SHARING LICENSE.

          a.   HA LICENSE.

               (i) GRANT OF LICENSE. Subject to the terms and conditions of this Agreement, Reno grants Hawaiian the right to market to the public Hawaiian's designated schedule passenger service on any and all of Reno's flights operated in the markets as set forth on Schedule 1 attached hereto (the "HA Code Shared Segments"). To the extent such flights are booked under the HA Code they are referred to herein as the HA Code Shared Segments. The HA Code Shared Segments shall be marketed to the public using the HA designator. HA shall at all times indicate Reno is the operator. The Parties shall cooperate to ensure that reservations, sales and passenger handling services for passengers connecting to or from flights on the HA Code Shared Segments are provided in the most efficient manner that best meets the needs of all passengers using flights on the HA Code Shared Segments. The Parties agree to meet as necessary to discuss the appropriateness of expanding or contracting the list of city pairs on Schedule 1.

               (ii) CONTROL OF HA CODE SHARE SEGMENTS. Reno shall have the sole responsibility for and control over, and Hawaiian shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Reno's operations, including, without limitation, scheduling, pricing, planning of flight itineraries and routings, reservations control/yield management, dispatch, fueling, weight and balance, flight release, maintenance, flight operations and compliance with applicable rules and regulations. Notwithstanding anything else set forth in this Agreement, Reno shall have the sole right to control Reno's inventory of seats on all flights, including on HA Code Shared Flights, and Reno's pricing when travel is sold using Reno's code, and Hawaiian shall have the sole right to control Hawaiian's pricing when travel is sold using Hawaiian's code.

     2.   TERM OF AGREEMENT.

          a. TERM. This Agreement shall commence on the Effective Date and shall continue until December 31, 1997, unless sooner terminated by either Party in accordance with this Agreement.

          b. TERMINATION AS A RESULT OF CHANGES OF LAW. In the event there is any change in treaties, statutes or regulations of air transportation that materially affects the rights and/or obligations presently in force with respect to the air transportation services of Hawaiian or Reno or both, relating to HA Code Shared Segments, then the Carriers shall consult each other, within thirty (30) days after any of the occurrences described herein, in order to determine or seek mutual agreement as to what, if any changes to this Agreement are necessary or appropriate, including but not limited to the early termination of this Agreement.

          c. OTHER TERMINATION RIGHTS. In addition to any other provisions of this Agreement, this Agreement may be terminated, without liability, as follows:

               (i) By either Party upon material default by the other Party after having given seven (7) days advance written notice to cure such material default, and the default having not been cured;

               (ii) By either Party immediately on notice, if the other Party shall be dissolved or shall fail to maintain its corporate existence in good standing, or shall have its authority to operate as a scheduled airline suspended or revoked, either in whole or with respect to HA Code Shared Segments, or shall cease operations as a scheduled airline;

               (iii) By either Party immediately on notice if the other Party shall be cited by any government authority for any significant noncompliance with a material law, rule or regulation with respect to the marketing or operation of HA Code

Shared Segments;

               (iv) By either Party on thirty (30) days' prior written notice, if a carrier, foreign or domestic, that competes with the terminating Party on a material basis, acquires majority ownership of or substantial control over the other Party;

               (v) By either Party on thirty (30) days' prior written notice, if the other Party ceases to be a member of the American Airlines
AAdvantage-Registered Trademark- Frequent Flyer program;

               (vi)  By Hawaiian immediately on notice if:

                     1. Reno shall fail to maintain any of its aircraft in an airworthy condition and conduct its flight operations in accordance with the standards, rules and regulations promulgated by any government authority; or

                     2. Reno shall have a completion factor of not less than 80% during any thirty (30) day period with respect to HA Code Shared Segments (including in such calculations all flights canceled less than one (1) week prior to the date of its scheduled operation and excluding flights not completed due to weather conditions); or

                     3. Reno's operational performance adversely impacts HA's passenger handling after written notice having been given to Reno two weeks earlier; and

               (vii) By Reno immediately on notice if:

                     1. Hawaiian shall fail to maintain any of its aircraft in an airworthy condition and conduct its flight operations in accordance with the standards, rules and regulations promulgated by any government authority; or

                     2. Hawaiian's operational performance adversely impacts QQ's passenger handling after written notice having been given to Hawaiian two weeks earlier.

     3. CONFIDENTIAL INFORMATION. Neither Hawaiian nor Reno shall disclose to the other Party or be required to disclose by the other Party any information relating to its scheduling (except as required in Section 7), pricing, inventory control or flight profitability. Neither Hawaiian nor Reno shall disclose the terms of this Agreement or any proprietary information with respect to the other obtained as a result of this Agreement, either during the term hereof or thereafter except as may be required by law or by any order of a court or administrative agency, and then upon ten (10) days' notice to the other

Party. Hawaiian and Reno recognize that, in the course of the performance of each of the provisions hereof, each Party may be given and may have access to confidential and proprietary information of the other Party, including proposed schedule and fare changes, statistical data regarding load factors and fares, sales and promotional programs and other operating and competitive information (the "Confidential Information"). Hawaiian and Reno agree that each shall preserve, and shall ensure that each of its officers, directors, agents, attorneys, auditors, consultants and employees who receive Confidential Information preserve the confidentiality of the other Party's Confidential Information. This confidentiality obligation shall survive for two (2) years after the termination of this Agreement.

     4. COMPLIANCE WITH REGULATIONS. Hawaiian and Reno hereby represent, warrant and agree that all services performed by them pursuant to this Agreement shall be conducted and all of its personnel shall at all times meet and be in full compliance with any and all applicable federal, state and local laws, orders, rules and regulations of all governmental agencies having jurisdiction over their operations, including but not limited to the Department of Transportation ("DOT") and the Federal Aviation Administration ("FAA"). Each Party agrees that in conducting flight operations under the designator code of the other Party, it will employ prudent safety and loss prevention policies.

     5. AUDIT. HAWAIIAN AUDIT. Hawaiian shall have the right, at its own cost and upon adequate notice so as not to interfere with Reno's operations, to inspect, review and observe Reno's operations of HA Code Shared Segments, and/or to conduct a full safety and/or service audit of Reno's operations, manuals and procedures reasonably related to HA Code Shared Segments, at such intervals as Hawaiian shall reasonably request. In the exercise of such right, Hawaiian does not undertake any responsibility for the performance of Reno's operations. Hawaiian shall coordinate its safety and service audits with Reno so as to avoid disruption of Reno's operations. Any audit may include, without limitation, passenger statistics and passenger revenue accounting records and procedures, maintenance and operation procedures, reservations, passenger and baggage handling, and training records and manuals. This paragraph shall not entitle Hawaiian access to Reno's records, documents or systems relating to its pricing, inventory control or flight profitability.

     6. IRREGULARITIES IN OPERATIONS. In the event of any irregularity in the operations of HA Code Shared Segments, including without limitation, any event causing damage to persons or property, Reno shall identify itself as being operated independently of Hawaiian, and as being solely responsible for its operations. Reno shall promptly notify Hawaiian of any and all irregularities involving HA Code Shared Segments which may result in any damage to persons or property as soon as such information is available and shall furnish to Hawaiian as much details as practicable.



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

     7.   FREQUENT FLYER PROGRAM.

          a. Hawaiian shall have the right to provide its Hawaiian Gold+Plus-Registered Trademark- members with mileage credit for the HA Code Shared Segments.

          b. Hawaiian shall have the right to issue, or cause to be issued, frequent flyer award travel on the HA Code Shared Segments to members of Hawaiian Gold+Plus.

          c. Terms and conditions for accrual of frequent flyer mileage credit, and acceptance of frequent flyer award tickets shall be governed by the Frequent Flyer Agreement between the parties attached hereto as Schedule 3.

     8.   REPORTING OBLIGATIONS.

          a. CHANGES IN SERVICE. Each Carrier shall give the other Carrier sixty (60) days' advance notice (or notice as far in advance as possible if sixty (60) days is impracticable) of any intended (i) changes to its operating specifications, (ii) change to its operating flight schedule on any of the HA Code Shared Segments or any Hawaiian segment connecting to an HA Code Shared Segment or (iii) material changes to the manner of conducting its business or the nature of its product.

          b. CORRESPONDENCE FROM GOVERNMENTAL AUTHORITIES. Reno shall immediately provide Hawaiian with copies of any correspondence received from a government authority which, with respect to HA Code Shared Segments, references
(i) any alleged noncompliance with rules or regulations affecting air transportation, or (ii) any investigation of Reno performed or proposed by any government authority including without limitation, any communication issued by a government authority concerning the airworthiness of Reno's aircraft, the compliance of Reno's personnel with required operational or training procedures or any other matter relating to the safe operation of Reno's aircraft. Reno shall not be required to send Hawaiian routine correspondence of a type received in the ordinary course of business.

               Hawaiian shall immediately provide Reno with copies of any correspondence received from a government authority which, with respect to HA Code Shared Segments, references (i) any alleged noncompliance with rules or regulations affecting air transportation, or (ii) any investigation of Hawaiian performed or proposed by any government authority including without limitation, any communication issued by a government authority concerning the airworthiness of Hawaiian's aircraft, the compliance of Hawaiian's personnel with required operational or training procedures or any other matter relating to the safe operation of Hawaiian's aircraft. Hawaiian shall not be required to send Reno routine correspondence of a type received in the ordinary course of business.

          c. NOTICE OF COMPLAINTS. Once a month the Parties' customer relations departments shall discuss any received complaints, notices or violations, requests to cease activities or similar correspondence which reasonably relates to HA Code Shared Segments and which are received by the Parties during the prior month from passengers, any government authorities or other parties.

     9.   FLIGHT DISPLAY.

          a. All HA Code Shared Segments shall be included in the availability and fare displays of all computerized reservations systems in which Hawaiian and Reno participate, the Official Airline Guide ("OAG"), time tables of both Parties and Hawaiian's and Reno's internal reservation systems, using the HA designator, to the extent reasonably possible. Hawaiian and Reno shall take all necessary measures to ensure the display of HA Code Shared Segments in accordance with the preceding sentence.

          b. Hawaiian and Reno shall disclose and identify the HA Code Shared Segments to the public as actually being a flight of and operated by the operating Carrier, in at least the following ways:

               i. a symbol will be used in timetables and computer reservation systems indicating that HA Code Shared Segments are actually operated by Reno;

               ii. to the extent reasonable, messages on airport flight information displays will identify the operator of flights shown as HA Code Shared Segments unless otherwise stated in this document;

               iii. Hawaiian and Reno advertising concerning HA Code Shared Segments and Hawaiian and Reno reservationists will disclose the operator of each flight; and

               iv.  in any other manner prescribed by law.

     10.  TERMS AND CONDITIONS OF CARRIAGE AND CLAIMS PROCEDURES.

          a. In all cases, the contract of carriage between a passenger and a Carrier will be that of the operating Carrier. Both Carriers will work jointly together to modify their terms of contract of carriage to maintain consistency.

          b. Hawaiian shall invoice Reno an administrative fee for each passenger boarded on HA Code Shared Segments, as set forth on Schedule 2 attached



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

hereto.

          c. Baggage handling and settlement of baggage claims shall be in accordance with each operating Carrier's existing tariffs and the Trade Practice Manual of the Air Transport Association or the IATA Resolutions and Recommended Practices Manual, whichever applies.

     11.  BILLING AND PAYMENT.

          a. All billings and payments shall take place via the ACH in accordance with the ACH Manual of Procedures. Items specified in paragraphs 10.b. and 10.c. herein shall be processed as non-transport charges.

          b. In the event either Hawaiian or Reno no longer participates in the ACH, invoicing and payment will take place directly between the Parties. Invoices shall be presented no later than the 18th calendar day of the month following the month in which the passenger traveled. Payments shall be due no later than the 30th day of the month following the month in which the passenger travel occurred. Interest on all such unpaid amounts shall accrue at the rate of one and one-half percent (1.5%) per month.

               Invoices shall be delivered to:

               Hawaiian:   Interline Payables
                           Hawaiian Airlines, Inc.
                           P.O. Box 29906
                           Honolulu, HI  96820

               Reno:       Reno Air, Inc.
                           Interline accounting
                           P.O. Box 30059
                           Reno, Nevada  89520
                           Attn:  Supervisor Lifts

               Payment shall be remitted to:

               Hawaiian:   Accounts Receivable
                           Hawaiian Airlines, Inc.
                           P.O. Box 29906
                           Honolulu, HI  96820

               Reno:       Reno Air, Inc.
                           P. O. Box 30059
                           Reno, Nevada  89520

                           Attn:  Accounts Receivable Supervisor

     12.  IRREGULARITY HANDLING.

          a. Both Parties agree to cooperate to accommodate passengers experiencing flight irregularities that affect HA Code Shared Segments and not to forebear from providing assistance because the other Party may have been responsible for the flight irregularity. In the event of a flight irregularity, the Party causing or experiencing the irregularity shall bear all related costs associated with accommodating the passengers who have been affected.

     13. AIRPORT OPERATIONAL ASSISTANCE. Both Parties shall reasonably cooperate to coordinate and maintain their schedules to minimize passenger waiting time and to maximize the convenience of passengers who are connecting between Hawaiian and Reno for the HA Code Shared Segments.

     14. PRORATION OF FARES. Proration of fares for the HA Code Shared Segments shall be governed by the bilateral prorate agreement between both Parties.

     15. HAWAIIAN'S REPRESENTATIONS AND WARRANTIES. To induce Reno to enter into this Agreement, and any documents contemplated hereby, Hawaiian makes the following representations and warranties, each of which shall survive the execution and delivery of this Agreement.

          a. Hawaiian is a corporation duly incorporated under the laws of the Territory of Hawaii and is validly existing in good standing under the laws of the State of Hawaii and has its chief executive office in Honolulu, Hawaii;

          b.   Hawaiian is a duly certificated air carrier under 14 C.F.R.
Part 121; and

          c. all services performed by Hawaiian pursuant to this Agreement shall be conducted and all of its personnel shall at all times meet and be in full compliance with any and all applicable federal, state and local laws, orders, rules and regulations of all governmental agencies having jurisdiction over its operations, including but not limited to the DOT and the FAA.

     16. RENO'S REPRESENTATIONS AND WARRANTIES. To induce Hawaiian to enter into this Agreement, and any documents contemplated hereby, Reno makes the following representations and warranties, each of which shall survive the execution and delivery of this Agreement.

          a. Reno is a corporation duly incorporated and is validly existing in good standing under the laws of the State of Nevada and has its chief executive office in Reno, Nevada;

          b.   Reno is a duly certificated air carrier under 14 C.F.R. Part
121;

          c. all services performed by Reno pursuant to this Agreement shall be conducted and all of its personnel shall at all times meet and be in full compliance with any and all applicable federal, state and local laws, orders, rules and regulations of all governmental agencies having jurisdiction over its operations, including but not limited to the DOT and the FAA; and

          d. Reno has received all necessary consents required to enter into this Agreement.


     17.  INDEPENDENT PARTIES.

          a. INDEPENDENT CONTRACTOR. It is expressly recognized and agreed that each Carrier, in its performance and otherwise in this Agreement, is and shall be engaged and acting as an independent contractor and in its own independent and separate business; that each Carrier shall retain complete and exclusive control over its staff and operations and the conduct of its business; and that each Carrier shall bear and pay all expenses, costs, risk and responsibilities incurred by it in connection with its obligations under this Agreement. Neither Party nor any of its officers, directors, employees, representatives or agents shall in any manner, directly or indirectly, expressly or by implication, be deemed to be, or make any representation or take any action which may give rise to the existence of any employment, agent, partnership, or other like relationship as between Hawaiian and Reno but each Carrier's relationship with respect to the other Carrier in connection with this Agreement is and shall always be that of an independent contractor.

          b. STATUS OF EMPLOYEES. The employees, agents and/or independent contractors of Hawaiian shall be employees, agents and/or independent contractors of Hawaiian for all purposes and under no circumstances shall be deemed to be employees, agents and/or independent contractors of Reno. The employees, agents and/or independent contractors of Reno shall be employees, agents and/or independent contractors of Reno for all purposes and under no circumstances shall be deemed to be employees, agents and/or independent contractors of Hawaiian. Neither Party shall have any supervisory power or control over any employees, agents and/or independent contractors employed by the other Party at any time.

          c. LIABILITY FOR EMPLOYEE COSTS. Each Carrier, with respect to its own employees (hired directly or through a third party), accepts full and exclusive liability for the payment of workers' compensation and/or employer's liability (including insurance premiums where required by law) and for the payment of all taxes, contributions or other payments for unemployment compensation, vacations, or old age benefits, pensions and all other benefits now imposed upon employers with respect to its employees by any government or agency thereof or any other third party (whether measured by the wages, salaries, compensation or other remuneration paid to such employees or otherwise) and each Carrier further agrees to make such payment and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.

     18.  INDEMNIFICATION AND INSURANCE.

          a.   INDEMNIFICATION.

               (i) Hawaiian hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless Reno, its officers, directors, agents and employees from and against any and all liabilities, claims, judgments, damages and losses, including but not limited to, all costs, attorneys' fees and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (a) death of or injury to any person including, but not limited to, Hawaiian's officers, directors, employees and agents, (b) loss of, damage to, or destruction of any property whatsoever, including any loss of use therefor, and (c) trademark, servicemark or tradename infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of any alleged acts or omissions of Hawaiian or its officers, directors, employees or agents which are in any way connected to the services contemplated by this Agreement. Reno shall give Hawaiian prompt notice of any claim made or suit instituted against Reno which, if successful, would result in indemnification of Reno hereunder, and Reno shall have the right to compromise or participate in the defense of same to the extent of its own interest.

               (ii) Reno hereby assumes liability for, and shall indemnify, defend, protect, save and hold harmless Hawaiian, its officers, directors, agents and employees from and against any and all liabilities, claims, judgments, damages and losses, including, but not limited to, all costs, attorneys' fees and expenses incidental thereto, of every type and nature whatsoever, including without limitation those involving (a) death of or injury to any person including, but not limited to, Reno's officers, directors, employees and agents, and (b) loss of, damage to, or destruction of any property whatsoever, including any loss of use therefor, and (c) trademark, servicemark or tradename infringement, provided that such liabilities, claims, judgments, damages or losses are caused by or arise out of any alleged acts or omissions of Reno or its officers, directors, employees or agents which are in any way connected to the services contemplated by this Agreement. Hawaiian shall give Reno prompt notice of any claim made or suit instituted against Hawaiian which, if successful, would result in indemnification of Hawaiian hereunder, and Hawaiian shall have the right to compromise or participate in the defense of same to the extent of its own interest.

          b. INSURANCE COVERAGE. Each Carrier shall, at all times during the term of this Agreement, maintain in full force and effect, policies of insurance as follows:

               (i) Comprehensive Airline Liability insurance, including Aircraft Third Party, Passenger, including passenger's baggage and personal effect, Cargo and Mail Legal Liability and Premises Liability for a combined single limit of not less than US$500,000,000 per occurrence per aircraft. In respect of personal injury, the minimum limit shall be US $25,000,000 per occurrence and in the aggregate.

               (ii) Worker's Compensation and Occupations Disease insurance subject to the laws of the state wherein this Agreement is being performed, with statutory limits of liability. Such coverage shall include Employers Liability for a combined single limit of not less than US$1,000,000.

               (iii) Subject to Section 15.b.(i) above, each Carrier, as appropriate, shall cause the policies of insurance described therein to be duly and properly endorsed by that Carrier's insurance underwriters as follows:

                     (a) As to policies of insurance described in paragraphs b.(i) and b.(ii) above:

                          (1)  to provide that any waiver of rights of
subrogation against other parties by one party will not affect the coverage provided thereunder with respect to the other party;

                          (2)  to provide that the each Party's underwriters
shall waive any and all subrogation rights against the other Party, its directors, officers, agents, employees and other authorized representatives, except for gross negligence or willful misconduct, with regard to any breach of warranty on the part of the other party or to provide other evidence of such waiver or recourse against the other Party, its directors, officers, agents, employees and other authorized representatives;

                          (3)  to provide that each Party, its directors,
officers, agents, employees and other authorized representatives shall be endorsed as additional insured parties thereunder, except for gross negligence or willful misconduct; and

                          (4)  to provide that such insurance shall be
the primary insurance and to acknowledge that any other insurance policy or policies of each Party shall be secondary or excess insurance.

                          (b)  As to policies of insurance described in
paragraph b.(i) above to provide a breach of warranty clause to said policies and

               (iv) Each Party shall cause each of the insurance policies referred to in Section 15.b.(i) to be duly and properly endorsed to provide that said policy or policies or any part or parts thereof shall not be canceled, terminated or materially altered, changed or amended without thirty (30) days' prior written notice the other Party.

               (v) Simultaneously with the commencement of this Agreement, and from time to time thereafter upon request by either Party, the other Party shall furnish to the requesting Party evidence reasonably satisfactory to the requesting Party of the aforesaid insurance coverage and endorsements, including certificates certifying that the aforesaid insurance and endorsements are in full force and effect. Initially, this evidence shall be a certificate of insurance required hereunder, each Party naming the other Party as additional insured.

               (vi) In the event either Party fail to maintain in full force and effect any of the insurance and endorsements required in terms of these sections, the other Party shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance shall be payable by the first Party to the other Party upon demand of the other Party. The procurement of such insurance or any part thereof by the other Party shall not discharge or excuse the first Party's obligations to comply with the provisions of Sections 15.b.(i) and 15.b.(ii).

          c.   SURVIVAL RIGHTS AND OBLIGATIONS.  The rights and obligations of
Section 1.a. shall survive the expiration or termination of this Agreement.

     19. INFLIGHT ANNOUNCEMENTS. The operating Carrier shall make appropriate inflight announcements to all passengers on the HA Code Shared Segments to promote the cooperative service. Such announcements shall be jointly developed between the Parties and approved in writing prior to their use.

     20. NOTICES AND REQUESTS. Unless another address is specified in writing, all notices and requests in connection with this Agreement shall be given in writing and delivered at the address specified below, by certified U.S. mail, postage prepaid, return receipt requested, and by facsimile.

          If to Hawaiian:   Hawaiian Airlines, Inc.
                            Attn:  Senior Vice President-Sales & Marketing
                            3375 Koapaka Street, Suite G-350



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

                            Honolulu, Hawaii  96819
                            Telephone:     808/838-5411
                            Facsimile:     808/838-6738

          with a copy to:   Hawaiian Airlines, Inc.
                            Attn:  General Counsel
                            3375 Koapaka Street, Suite G-350
                            Honolulu, Hawaii  96819
                            Telephone:     808/835-3610
                            Facsimile:     808/835-3690

          If to Reno:       Reno Air, Inc.
                            Attn:  Steve Sarner
                            Vice President Marketing and Sales
                            220 Edison Way
                            Reno, Nevada 89520
                            Telephone:702/829-5511
                            Facsimile:702/829-5754

          with a copy to:   Reno Air, Inc.
                            Attn:  Robert M. Rowen
                            Vice President and General Counsel
                            220 Edison Way
                            Reno, Nevada  89520
                            Telephone:     702/686-3807
                            Facsimile:     702/686-3875

     21. BANKRUPTCY. In the event either party shall (i) file a voluntary petition in bankruptcy, (ii) make an assignment for the benefit of creditors of all or substantially all of its assets, or (iii) fail to secure dismissal of an involuntary petition or bankruptcy filed against it within sixty (60) days after the filing thereof, then upon the occurrence of any of the said events, the other party may immediately terminate this Agreement.

     22.  ASSIGNMENT.

          This Agreement may not be assigned by either party without the prior written consent of the other Party. Any attempt to do so shall render this Agreement null and void.

     23.  GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

     24.  DISPUTES.

          Any dispute, controversy or claim arising out of or relating to this



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

Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The Arbitrators shall be knowledge in the airline industry, and shall interpret the agreement in accordance with the laws of the State of Nevada and the arbitration shall take place in Los Angeles. Judgment upon any arbitral award contemplated above may be entered in any court having jurisdiction.

     25.  ATTORNEYS FEES.

          In the event an action (including arbitration) is brought to enforce or construe the provisions of this agreement, the prevailing party in such action shall be awarded reasonable costs and attorneys' fees as part of the judgment in such action.

     26.  SEVERABILITY.

          In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the agreements contemplated herein to be unreasonable.

     27.  FORCE MAJEURE.

          Neither Party shall be liable for delays or failure in performance in whole or in part hereunder to the extent that such delay or failure of performance is not the result of that party's lack of reasonable diligence, if caused by any act of God, war, strike, lockout, labor dispute, fire, act of government, hurricane, or any other cause, whether similar or dissimilar, beyond the control of that Party. However, the Party relying upon this provision shall give prompt notice to the other Party of the occurrence of any event which will result in a failure or delay in performance and such other Party may terminate this Agreement upon five (5) days' advance notice if such delay is expected to exceed seven (7) days.

     28.  TITLES AND HEADINGS.

          The titles and headings of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

     29.  ENTIRE AGREEMENT; AMENDMENTS; WAIVER.

          This Agreement constitutes the full and complete agreement of the Parties and supersedes any other agreement, understanding or representation, whether verbal or in writing by or between the Parties pertaining to reduced rate shipping and reduced rate transportation. Any changes, amendments or other modifications to this Agreement shall be in writing and executed by both Parties hereto. The failure of any

Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect to validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other subsequent breach.
/
/
/
/
/
/
/
/
/
/
/
/
/
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in their name and on their behalf as of the Effective Date.

HAWAIIAN AIRLINES, INC.                 RENO AIR, INC.



By /s/ Peter W. Jenkins                      By /s/ Steve Scimer
  -------------------------------------        -------------------------------
     Peter W. Jenkins
     Its Senior Vice President                    Its Vice President-Marketing
     Marketing & Sales



By /s/ Clarence K. Lyman                     By
  -------------------------------------        -------------------------------
     Clarence K. Lyman
     Its Vice President-Finance                   Its

                                  SCHEDULE 1


                           MARKETS OPERATED BY RENO
                         TO BE PUBLISHED WITH HA CODE


                                  RNO TO HNL
                                  ----------
                                    RNO-LAX
                                    LAX-RNO

                                  ABQ TO HNL
                                  ----------
                                    ABQ-LAX
                                    LAX-ABQ

                                  TUS TO HNL
                                  ----------
                                    TUS-LAX
                                    LAX-TUS

                                  COS TO HNL
                                  ----------
                                    COS-LAS
                                    LAS-COS

                                  SJC TO HNL
                                  ----------
                                    SJC-LAX
                                    LAX-SJC

                                  SCHEDULE 2


                             ADMINISTRATIVE FEES


     As reimbursement for administrative costs incurred pursuant to this Agreement, Hawaiian shall invoice Reno the following administrative fee per passenger boarded on each HA Code Shared Segment. This administrative fee is intended to reimburse Hawaiian for administrative costs such as CRS booking fees, ARC processing fees, Tariff filing fees and reservations costs.

     1.   FEE AMOUNT.

     "Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission."

            This amount will be calculated by applying the rate per passenger boarded to the number of passengers boarded on each HA Code Shared Segment.

                                  SCHEDULE 3

              HAWAIIAN AIRLINES/RENO AIR FREQUENT FLYER AGREEMENT


I.   TERM OF AGREEMENT.

     A. EARLY TERMINATION. Notwithstanding the termination language in the Code Share Agreement, both parties must give 6 months written notice to the other Party hereto (the "Early Termination Date") to change mileage accrual or frequent flyer award terms.

     B. AWARD ACCEPTANCE. Awards issued prior to the Early Termination Date shall be accepted by Reno under the terms of this agreement for a period of one year from date of issue.

II.  FREQUENT FLYER MILEAGE ACCRUAL

     A. HAWAIIAN GOLD+PLUS. Hawaiian Gold+Plus members shall be able to earn Hawaiian Gold+Plus miles on Hawaiian designated flights operated by Reno at the base rate of "Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission." per mile flown. First Class passengers shall earn "Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission." per mile flown.

     B. AMERICAN AIRLINES AADVANTAGE. American Airlines AAdvantage members shall be able to earn AAdvantage miles on Hawaiian designated flights operated by Reno at the base rate of "Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission." per mile flown. First Class passengers shall earn "Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission." per mile flown.

     C. BONUS MILES. Reno shall at its discretion be able to offer bonus miles in the Hawaiian Gold+Plus or AAdvantage programs alone or in conjunction with Hawaiian's bonus miles promotions.

III. FREQUENT FLYER AWARDS.

     A. HAWAIIAN GOLD+PLUS. Hawaiian Gold+Plus members shall be able to redeem round trip awards on any Hawaiian designated flight operated by Reno. Redemption and ticketing shall be administered by Hawaiian's Airport and City Ticket Offices. Reno shall accept the Hawaiian Gold+Plus Award ticket for travel.

     B. AMERICAN AIRLINES AADVANTAGE. Hawaiian and Reno agree that AAdvantage members will not be able to claim AAdvantage awards on Hawaiian flights operated by Reno.

IV.  FEES.

     A. HAWAIIAN GOLD+PLUS MILES. Reno shall report each month Gold+Plus miles earned on Hawaiian designated flights operated by Reno. Initially there shall be no charge for miles with the exception that bonus miles offered by Reno to stimulate Gold+Plus member traffic shall be billed at "Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission." per mile.

     B. HAWAIIAN GOLD+PLUS RETRO CREDIT. Hawaiian Gold+Plus Service Center shall be responsible for verifying that a customer claiming Hawaiian Gold+Plus miles on a Hawaiian flight operated by Reno is eligible for the miles. Retro credit will be manually input and billed monthly by Hawaiian to Reno at the standard rate per mile.

     C. AADVANTAGE MILES. Reno shall capture, report, credit and pay for all AAdvantage miles earned on Hawaiian flights operated by Reno. Hawaiian Reservations will collect AAdvantage numbers for segments operated by Reno and those numbers will be passed to Reno for reporting. They will however, be treated as AAdvantage miles earned on Reno, not on Hawaiian.

     D. AADVANTAGE RETRO CREDIT. AAdvantage Customer Service Center shall be responsible for verifying that a customer claiming AAdvantage miles on a Hawaiian flight operated by Reno is eligible for the miles and will bill Reno at Reno's contract cost per mile.

     E. HAWAIIAN GOLD+PLUS AWARDS. Hawaiian shall be able to book Gold+Plus Award segments on the routes specified in Attachment B. Initially there shall be "Portions of this document have been omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions have been provided separately to the Commission." for award segments with the exception that bonus awards on Reno offered by Hawaiian to stimulate Gold+Plus member awards shall be billed at the Code Share agreed prorate as if they were paid segments.

     F. RATE ADJUSTMENT. Initially Reno shall not pay for Gold+Plus miles earned on Reno flights, and Hawaiian shall not pay for Gold+Plus awards on Reno. It is the intention of both parties to track accrual of miles and redemption of awards monthly and to institute accrual and redemption charges or to take balancing actions if either party at any time feels that the relationship of accrual to redemption is unfairly out of balance. Both parties agree to negotiate mutually acceptable accrual and redemption rates or balancing actions within 30 days of notice by either party that the initial fee structure is not acceptable.

V.   ADMINISTRATION.

     A. FREQUENT FLYER DATA COLLECTION. Hawaiian Gold+Plus and AAdvantage members flying on Hawaiian designated flights operated by Reno shall be able to give their frequent flyer numbers to a Hawaiian Reservation agent or to a Reno check-in agent for credit. Reno shall collect the frequent flyer numbers electronically without requiring the member to fill out or submit any form of paper.

     B. ACTIVITY REPORT. By the 12th and 26th of each month, Reno shall send to Hawaiian a list of all members earning Hawaiian Gold+Plus miles on Hawaiian designated flights operated by Reno. The activity report shall be submitted on diskette or transmitted electronically as a space delimited text file with the following fields for each segment collected:

          First Name                         17 char alpha
          Last Name                          17 char alpha
          Frequent Flyer ID number           7 char alphanumeric
          Flight Date                        6 char numeric, (YYMMDD)
          HA code share flight number        4 char numeric

          Hawaiian Airlines Data Processing Center
          Post Office Box 30008
          Honolulu, Hawaii 96820

     C. DISKETTE/TAPE MARKING. The diskette/tape shall be clearly marked with Reno's name and "Frequent Flyer Mileage Accrual" written on the diskette/tape.

     D. ACCOUNT UPDATES. Hawaiian shall timely update Hawaiian Gold+Plus members' accounts with information sent from Reno upon Hawaiian's receipt of such information.

     E. CUSTOMER SERVICE. Hawaiian Gold+Plus Service Center shall be responsible for resolving credit discrepancies and customer service issues for Hawaiian Gold+Plus and for communicating with AAdvantage to resolve their customer service issues.

     F. BILLING & PAYMENT. On a monthly basis, Hawaiian shall bill Reno for all bonus miles offered by Reno to stimulate Gold+Plus member traffic on Reno and Reno shall bill Hawaiian for all bonus award tickets offered by Hawaiian. Payment fees shall be as detailed in Section IV.

VI.  USE OF NAME AND/OR LOGO.

     A. PROMOTIONAL MATERIAL. Both Reno and Hawaiian must approve promotional material prior to release to the public. Aadvantage must approve promotional material referencing their program.

     B. LOGO LICENSE. Hawaiian grants Reno a non-exclusive, non-transferable, limited license to use Hawaiian's trademarks, servicemarks and trade names, but solely in connection with the terms and obligations of this Agreement. Except as specifically provided in Attachment C to Schedule 3, nothing herein grants Hawaiian any right, title or interest in any trademarks of Reno Air. Hawaiian acknowledges and agrees that the names, tradenames, trademarks, logos and other similar marks used by Reno Air (including without limitation, the names "Reno Air" and "Quick Escapes") are the sole property of Reno Air, and that Hawaiian does not gain any right or interest in such names by virtue of this license. Hawaiian shall not use the name Reno Air or any other Reno Air mark in advertising or promotions without Reno Air's advance consent after review of the specific advertisement or promotion.

     C. LOGO USE AGREEMENT. Reno shall be required to execute the "Limited Use of Hawaiian's Name and/or Logo" form ("Logo Use Form") attached hereto as Attachment "A" prior to Hawaiian providing Reno with Hawaiian's logo. Failure to timely provide Hawaiian with the executed Logo Use Form by Reno shall be construed as a material breach of this Agreement.

     D. THIRD PARTY LOGO USE. Third Party Vendors shall be required to execute the Logo Use Form attached hereto as Attachment "A" prior to Reno providing the Third Party Vendor with Hawaiian's logo. Failure to timely provide Hawaiian with the executed Logo Use Form by the Third Party Vendor shall be construed as a material breach of this Agreement. Reno shall inform Hawaiian's Marketing Department with a list of Third Party Vendors who possess Hawaiian's logo for reproduction and who have properly executed the Logo Use Form.

VII. NOTICES AND REQUESTS. Unless another address is specified in writing, all notices and requests specifically related to frequent flyer programs shall be given in writing and delivered at the address specified in the Code Share Agreement and copied to the below address, by certified U.S. mail, postage prepaid, return receipt requested.

     Hawaiian Airlines, Inc.
     Attn: Marketing Programs
     Box 30008
     Honolulu, Hawaii  96820-0008
     Telephone:  808/838-6750
     Facsimile:  808/838-6746

                           SCHEDULE 3 - ATTACHMENT A

                    LIMITED USE OF HAWAIIAN'S NAME AND/OR LOGO


     Hawaiian Airlines, Inc., a Hawaii corporation ("Hawaiian") grants RENO AIR, INC., a Nevada corporation ("Reno") a non-exclusive, non-transferable, limited license to use Hawaiian's trademarks, servicemarks and trade names, but solely in connection with these agreed upon terms and obligations. Hawaiian's Marketing Department shall provide Reno with the necessary artwork to effect this contract.

     Hawaiian shall have the right to review and approve or disapprove, prior to printing, the portion of any and all artwork generated by Reno (or at its direction or authorization) that uses any trademark, servicemark or trade name of Hawaiian. Reno shall provide the printed materials to Hawaiian in a timely manner and Hawaiian's Marketing Department shall review and approve or disapprove such materials in writing.

     Upon completion of the production of the materials, Reno shall destroy any and all screens and/or films developed for the assignment, unless otherwise instructed by Hawaiian.

     GOVERNING LAW AND DISPUTES. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Any dispute, controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by immediate binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The Arbitrators shall interpret the agreement in accordance with the laws of the State of Nevada.

     Reno agrees to the terms and conditions stated above.


By
  ------------------------------                 -----------------------------
                                                 Date
    Its

By
  ------------------------------                 -----------------------------
                                                 Date
    Its

                           SCHEDULE 3 - ATTACHMENT B

                     HAWAIIAN GOLD+PLUS AWARDS ON RENO AIR

                                  RNO TO HNL
                                  ----------
                                   RNO-LAX
                                   LAX-RNO

                                  ABQ TO HNL
                                  ----------
                                   ABQ-LAX
                                   LAX-ABQ

                                  TUS TO HNL
                                  ----------
                                   TUS-LAX
                                   LAX-TUS

                                  COS TO HNL
                                  ----------
                                   COS-LAS
                                   LAS-COS

                                  SJC TO HNL
                                  ----------
                                   SJC-LAX
                                   LAX-SJC

                           SCHEDULE 3 - ATTACHMENT C

                    LIMITED USE OF RENO'S NAME AND/OR LOGO


     Reno Air, Inc., a Nevada corporation ("Reno") grants Hawaiian Airlines, Inc., a Hawaii corporation ("Hawaii") a non-exclusive, non-transferable, limited license to use Reno's trademarks, servicemarks and trade names, but solely in connection with these agreed upon terms and obligations. Reno's Marketing Department shall provide Hawaiian with the necessary artwork to effect this contract.

     Reno shall have the right to review and approve or disapprove, prior to printing, the portion of any and all artwork generated by Hawaiian (or at its direction or authorization) that uses any trademark, servicemark or trade name of Reno. Hawaiian shall provide the printed materials to Reno in a timely manner and Reno's Marketing Department shall review and approve or disapprove such materials in writing.

     Upon completion of the production of the materials, Hawaiian shall destroy any and all screens and/or films developed for the assignment, unless otherwise instructed by Reno.

     GOVERNING LAW AND DISPUTES. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Any dispute, controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by immediate binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The Arbitrators shall interpret the agreement in accordance with the laws of the State of Nevada.

     Hawaiian agrees to the terms and conditions stated above.


By
  -----------------------------                   ----------------------------
                                                  Date
     Its

By
  -----------------------------                   ----------------------------
                                                  Date
     Its